EXHIBIT 99

                                        MB Financial, Inc.
                                        800 West Madison Street
                                        Chicago, Illinois 60607
                                        (888) 422-6562
                                        NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS THIRD QUARTER NET INCOME FOR 2007

CHICAGO, October 17, 2007 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today third quarter results for 2007.  The words “MB Financial,” “the Company,” “we,” “our” and “us” refer to MB Financial, Inc. and its wholly owned subsidiaries, unless we indicate otherwise.  We had net income of $18.3 million for the third quarter of 2007 compared to $14.7 million for the third quarter of 2006, an increase of 24.2%, and $21.0 million for the second quarter of 2007, a decrease of 13.0%.  Fully diluted earnings per share for the third quarter of 2007 were $0.51 per share as compared to $0.46 per share for the third quarter of 2006, and $0.57 per share for the second quarter of 2007.  Non-core transactions decreased our earnings for the third quarter of 2006 by $378 thousand, net of tax.  Excluding these non-core items, our third quarter earnings for 2006 were $0.47 per diluted share.  Non-core transactions increased our earnings for the second quarter of 2007 by $2.8 million, net of tax.  Excluding these non-core items, our second quarter earnings for 2007 were $0.50 per diluted share.  There were no significant non-core items in the third quarter of 2007.

On June 29, 2007, we entered into an agreement to sell our Oklahoma City-based subsidiary bank, Union Bank, N.A., to Olney Bancshares of Texas, Inc. for approximately $76.9 million which is based on Union Bank’s book value at closing plus a premium of $46.9 million.  The transaction, subject to customary closing conditions and regulatory approval, is expected to be completed in the fourth quarter of 2007.  Prior to closing, Union Bank will sell to our lead subsidiary bank, Chicago-based MB Financial Bank, N.A., approximately $100 million in performing loans  previously purchased from and originated by MB Financial Bank.  The sale of Union Bank, N.A., will allow us to concentrate our resources in the Chicago metropolitan market.

In accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position of Union Bank is reflected on the Company’s balance sheets as “assets held for sale” and “liabilities held for sale”, and the results of operations of Union Bank are reflected in the Company’s statements of income as “discontinued operations.”

We estimate the post-closing impact of the Union Bank sale on our overall earnings per share will be minimal, as we anticipate that the lost income from Union Bank will be largely offset by additional income attributable to the loans that we will repurchase from Union Bank prior to closing, investment earnings on the sale proceeds, and the impact of planned stock repurchases, funded by the sale proceeds, which are subject to market conditions and other factors.

Highlights for the quarter were as follows:

-
Our net interest margin in the third quarter, expressed on a fully tax equivalent basis, increased 3 basis points to 3.34%, compared to 3.31% in the second quarter of 2007, and was within the range of 3.26% to 3.34% previously communicated.

-
We continued to enjoy robust commercial loan growth in the third quarter.  Annualized commercial related loan growth was approximately 16%, compared to 15% in the second quarter of 2007, driven by substantial growth in our commercial and commercial real estate categories.

-
Core funding increased by $41.3 million compared to the second quarter of 2007.  Additionally, our core funding has increased from 74% to 77% of total funding from September 30, 2006 to September 30, 2007.  See "Funding Mix" section below for further analysis.

-
On September 20, 2007 we issued $30.0 million of trust preferred securities at a floating rate of 3 month LIBOR plus 1.30% with an initial rate of 6.99%, and on October 1, 2007 we issued an additional $22.5 million of trust preferred securities at a floating rate of 3 month LIBOR plus 1.30% with an initial rate of 6.53%. On October 2, 2007, we redeemed $61.7 million of trust preferred securities with a fixed coupon rate of 8.60%.  As a result of redeeming these securities, we will incur approximately $2 million of additional other operating expense attributable to unamortized issuance costs in the fourth quarter of 2007, or approximately $0.04 per diluted share based on the number of fully diluted shares outstanding as of September 30, 2007.

RESULTS OF OPERATIONS

Third Quarter Results

Net Interest Income

Net interest income on a tax equivalent basis increased $1.9 million from the second quarter of 2007 to the third quarter of 2007.  The increase in net interest income was primarily due to an increase in average interest earning assets, a three basis point increase in the net interest margin, and one additional day during the third quarter.

See the supplemental net interest margin table for further detail.

Assuming no significant changes in the interest rate enviroment or balance sheet leverage, we estimate our net interest margin on a fully tax equivalent basis, will range from 3.26% to 3.34% in the fourth quarter of 2007.

Other Income

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2007	2007	2007	2006	2006
Core other income:
Loan service fees	$1,253	$1,388	$1,537	$1,278	$1,101
Deposit service fees	6,501	5,624	5,158	5,244	4,963
Lease financing, net	3,952	3,744	3,996	3,895	2,832
Brokerage fees	2,067	2,716	2,452	2,061	2,559
Trust and asset management fees	2,490	2,666	2,281	2,326	1,736
Increase in cash surrender value of life insurance	1,288	1,269	1,221	1,184	1,012
Merchant card processing	4,131	4,045	3,878	3,434	1,820
Other operating income	1,507	1,303	1,449	1,491	1,201
Total core other income	23,189	22,755	21,972	20,913	17,224

Non-core other income (1):
Gain on sale of third party brokerage business (A)	-	500	-	-	-
Gain on sale of artwork (D)	-	1,634	-	-	-
Gain on sale of properties (D)	-	7,439	-	-	-
Net gain (loss) on sale of other assets (D)	293	(14)	22	55	(296)
Net gain (loss) on sale of investment securities	(114)	(2,077)	(24)	82	(121)
Gain on sale of land trust business (B)	-	-	909	-	-
Gain on sale of indirect auto loans (C)	-	-	-	-	338
Increase (decrease) in market value of assets held in trust for deferred compensation (C)	(109)	483	65	316	91
Total non-core other income	70	7,965	972	453	12

Total other income	$23,259	$30,720	$22,944	$21,366	$17,236

(1)
Letters denote the corresponding line items where these non-core other income items reside in the consolidated statements of income as follows: A – Brokerage fees, B – Trust and asset management fees, C – Other Operating Income, and D – Net gain (loss) on sale of other assets.

Deposit service fees increased from the second quarter of 2007 to the third quarter of 2007, primarily due to enhancements made to our courtesy overdraft program and a fee increase that was implemented during the second quarter of 2007 and continued for the entire third quarter.  The decrease in our core business brokerage fee income was primarily due to the sale of our third party brokerage business during the second quarter of 2007.  The decrease in our core business brokerage fee income was offset by significant corresponding reductions in brokerage expense as a result of selling our third party brokerage business.  Accounts sold were converted to the purchaser’s brokerage operating platform during the middle of the third quarter.  We expect a significant decrease in our brokerage fee revenue in the fourth quarter of 2007 compared to the third quarter of 2007, offset by significant corresponding reductions in brokerage expense as a result of a full quarter’s impact of the customers converting to the new platform.

Other Expense

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2007	2007	2007	2006	2006
Core other expense:
Salaries and employee benefits	$27,507	$26,130	$24,934	$26,645	$22,980
Occupancy and equipment expense	6,928	7,054	7,200	6,733	6,267
Computer services expense	1,846	1,857	1,817	1,746	1,627
Advertising and marketing expense	1,214	1,444	1,410	1,049	1,265
Professional and legal expense	593	656	530	368	713
Brokerage fee expense	918	1,403	1,271	1,087	1,405
Telecommunication expense	681	689	681	693	659
Other intangibles amortization expense	874	878	881	972	523
Merchant card processing	3,487	3,474	3,270	3,045	1,689
Other operating expenses	4,888	4,805	4,747	4,676	4,178
Total core other expense	48,936	48,390	46,741	47,014	41,306

Non-core other expense (1):
Vision severance payments (E)	-	200	-	-	-
Merger related severance and other salary and employee benefit expense (E)	-	-	-	-	364
Increase in market value of assets held in trust for deferred compensation (E)	(109)	483	65	316	91
Other merger related expenses (F)	-	-	-	-	139
Contribution to MB Financial Charitable Foundation (F)	-	3,000	-	-	-
Total non-core other expense	(109)	3,683	65	316	594

Total other expense	$48,827	$52,073	$46,806	$47,330	$41,900

    (1)  Letters denote the corresponding line items where the non-core other expense items reside in the consolidated statements of income as follows:  E – Salaries and employee benefits, and F –  Other Operating Expenses

Core salaries and employee benefits increased from the second quarter of 2007 to the third quarter of 2007, primarily due to annual hourly employee pay increases during the third quarter, an increase in employee stock-based compensation expense, and one additional day during the third quarter compared to the second quarter.  The increase in employee stock-based compensation expense of approximately $275 thousand was primarily due to the immediate vesting of certain stock-based awards granted during the third quarter of 2007.  As noted earlier, the decrease in our core business brokerage fee expense was primarily due to the sale of our third party brokerage business during the second quarter of 2007.

Income Taxes

Income tax expense from continuing operations for the three months ended September 30, 2007 decreased $1.7 million to $6.7 million compared to $8.4 million for the three months ended June 30, 2007.  The effective tax rate was 27.9% and 30.0% for the quarters ended September 30, 2007 and June 30, 2007, respectively.  The decline in the effective tax rate was primarily due to a higher percentage of pre-tax income generated from tax exempt sources for the three months ended September 30, 2007, compared to the three months ended June 30, 2007.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2007		2007		2007		2006		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial related credits:
Commercial loans	$ 1,261,995	23%	$ 1,161,268	22%	$ 1,106,806	22%	$ 1,020,707	21%	$ 995,231	21%
Commercial loans collateralized by
Assignment of lease payments (lease loans)	453,340	8%	437,581	8%	375,763	7%	392,063	8%	364,696	8%
Commercial real estate (2)	1,915,845	36%	1,819,388	36%	1,819,098	36%	1,804,103	36%	1,796,899	36%
Construction real estate	849,914	16%	884,560	17%	841,065	17%	851,896	17%	812,477	17%
Total commercial related credits	4,481,094	83%	4,302,797	83%	4,142,732	82%	4,068,769	82%	3,969,303	82%
Other loans:
Residential real estate (2)	362,963	7%	354,763	6%	350,100	8%	360,183	7%	349,991	7%
Indirect vehicle	142,827	3%	131,308	3%	120,342	2%	110,573	2%	99,788	2%
Home equity	344,116	6%	348,336	7%	363,967	7%	381,612	8%	385,922	8%
Consumer loans	51,532	1%	52,302	1%	63,265	1%	50,357	1%	48,311	1%
Total other loans	901,438	17%	886,709	17%	897,674	18%	902,725	18%	884,012	18%

Gross loans (1)	5,382,532	100%	5,189,506	100%	5,040,406	100%	4,971,494	100%	4,853,315	100%
Allowance for loan losses	(61,122)		(59,058)		(58,705)		(58,983)		(58,439)
Net loans	$ 5,321,410		$ 5,130,448		$ 4,981,701		$ 4,912,511		$ 4,794,876

(1)
Gross loan balances at September 30, 2007, June 30, 2007, March 31, 2007, December 31, 2006, and September 30, 2006, are net of unearned income, including net deferred loan fees of $2.9 million, $2.9 million, $2.8 million, $3.0 million, and $3.6 million, respectively.

(2)
During the third quarter of 2007, multifamily residential real estate loans were reclassified from residential real estate loans to commercial real estate loans.  Prior periods have been reclassified to conform to the current period’s presentation.

Commercial related credits increased by 16% on an annualized basis from June 30, 2007 to September 30, 2007.  Commercial related credits increased by 13% from September 30, 2006 to September 30, 2007.  Total loans increased by 15% on an annualized basis from June 30, 2007 to September 30, 2007.  Total loans increased by 11% from September 30, 2006 to September 30, 2007.  In each case, this growth was primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Non-performing loans:
Non-accrual loans (1)	$ 23,901	$ 21,799	$ 23,222	$ 21,164	$ 19,477
Loans 90 days or more past due, still accruing interest	-	-	-	304	435
Total non-performing loans	23,901	21,799	23,222	21,468	19,912
Other real estate owned	566	111	319	2,844	36
Repossessed vehicles	288	188	61	192	260
Total non-performing assets	$ 24,755	$ 22,098	$ 23,602	$ 24,504	$ 20,208
Total non-performing loans to total loans	0.44%	0.42%	0.46%	0.43%	0.41%
Allowance for loan losses to non-performing loans	255.73%	270.92%	252.80%	274.75%	293.49%
Total non-performing assets to total assets	0.31%	0.28%	0.30%	0.31%	0.25%

(1)	There were no restructured loans in any period presented.

Below is a reconciliation of the activity in our allowance for loan losses for the periods indicated (dollar amounts in thousands):

	Three Months Ended

	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Balance at beginning of period	$59,058	$58,705	$58,983	$58,439	$42,988
Additions from acquisition	-	-	-	-	16,426
Provision for loan losses	4,500	3,000	3,813	3,500	4,000
Charge-offs	(3,395)	(4,046)	(4,354)	(4,056)	(6,352)
Recoveries	959	1,399	263	1,100	1,377
Balance	$61,122	$59,058	$58,705	$58,983	$58,439
Total loans	$5,382,532	$5,189,506	$5,040,406	$4,971,494	$4,853,315
Average loans	$5,275,376	$5,099,822	$4,989,817	$4,873,821	$4,296,754
Ratio of allowance for loan losses to total loans	1.14%	1.14%	1.16%	1.19%	1.20%
Net loan charge-offs to average loans (annualized)	0.18%	0.21%	0.33%	0.24%	0.46%

The increase in our provision from the second quarter of 2007 to the third quarter of 2007 was primarily due to our loan growth during the third quarter and an increase in potential problem loans.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms.  Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default.  The aggregate principal amounts of potential problem loans were $45.6 million, or 0.85% of total loans as of September 30, 2007, and approximately $21.3 million, or 0.41% of total loans as of June 30, 2007.

The following is a summary of charge-offs and non-performing loans for the prior nineteen quarters (in thousands):

	Net Charge-Offs	Annualized Net Charge-Offs to Average Loans	End of Period Non-Performing Loans	Non-Performing Loans to Total Loans	Potential Problem Loans to Total Loans	Total Non-Performing Loans and Potential Problem Loans to Total Loans

2003 – 1st Qtr	$ 1,219	0.20%	$ 22,384	0.86%	1.56%	2.42%
2003 – 2nd Qtr	2,872	0.44%	$ 21,503	0.84%	1.15%	1.99%
2003 – 3rd Qtr	4,538	0.69%	$ 25,519	0.98%	1.04%	2.02%
2003 – 4th Qtr	1,524	0.23%	$ 21,073	0.79%	0.89%	1.68%
2003 – Full Year	$ 10,153	0.39%

2004 – 1st Qtr	$ 1,317	0.20%	$ 25,922	0.96%	1.45%	2.40%
2004 – 2nd Qtr	1,962	0.28%	$ 28,789	0.95%	1.34%	2.29%
2004 – 3rd Qtr	1,632	0.21%	$ 25,228	0.84%	1.45%	2.28%
2004 – 4th Qtr	2,416	0.31%	$ 22,571	0.71%	1.28%	1.99%
2004 – Full Year	$ 7,327	0.25%

2005 – 1st Qtr	$ 2,890	0.36%	$ 25,623	0.79%	0.81%	1.60%
2005 – 2nd Qtr	2,074	0.25%	$ 22,883	0.67%	0.59%	1.26%
2005 – 3rd Qtr	1,805	0.21%	$ 18,212	0.53%	0.67%	1.20%
2005 – 4th Qtr	1,346	0.16%	$ 20,171	0.58%	0.61%	1.19%
2005 – Full Year	$ 8,115	0.24%

2006 – 1st Qtr	$ 1,036	0.12%	$ 19,685	0.55%	0.66%	1.21%
2006 – 2nd Qtr	866	0.10%	$ 15,887	0.43%	0.88%	1.31%
2006 – 3rd Qtr	4,975	0.46%	$ 19,912	0.41%	0.45%	0.86%
2006 – 4th Qtr	2,956	0.24%	$ 21,468	0.43%	0.48%	0.91%
2006 – Full Year	$ 9,833	0.24%

2007 – 1st Qtr	$ 4,091	0.33%	$ 23,222	0.46%	0.63%	1.09%
2007 – 2nd Qtr	2,647	0.21%	$ 21,799	0.42%	0.41%	0.83%
2007 – 3rd Qtr	2,436	0.18%	$ 23,901	0.44%	0.85%	1.29%
2007 – YTD	$ 9,174	0.24%

INVESTMENT SECURITIES AVAILABLE FOR SALE

The following table sets forth the fair value of our investment securities available for sale, by type of security as indicated (in thousands):

	At September 30, 2007	At June 30, 2007	At March 31, 2007	At December 31, 2006	At September 30, 2006

U.S. Treasury securities (1)	$ -	$ 1,274	$ 7,280	$ 11,248	$ 12,232
Government sponsored agencies and enterprises	328,040	414,620	540,141	665,435	696,968
States and political subdivisions	397,807	386,040	366,865	370,036	343,321
Mortgage-backed securities	487,747	489,345	468,092	495,215	512,249
Corporate bonds	22,006	27,643	30,215	27,316	46,417
Equity securities	73,526	69,856	58,089	58,551	67,029
Debt securities issued by foreign governments	298	298	547	547	546
Total	$ 1,309,424	$ 1,389,076	$ 1,471,229	$ 1,628,348	$ 1,678,762

(1)	Includes trading securities of $899 thousand at September 30, 2006

Our investment security portfolio continued to decrease, as a majority of Government sponsored agencies and enterprise securities that have been sold or matured have not been replaced due to the lack of attractive investment opportunities.  We had no securities classified as held-to-maturity or trading as of September 30, 2007.

FUNDING MIX

The following table shows the composition of our core and wholesale funding resources as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2007		2007		2007		2006		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Core funding:
Non-interest bearing deposits	$ 846,699	13%	$ 879,338	13%	$ 856,106	13%	$ 924,371	14%	$ 856,508	13%
Money market and NOW accounts	1,336,162	20%	1,221,893	18%	1,162,047	18%	1,040,818	16%	1,044,863	16%
Savings accounts	407,608	6%	429,625	7%	447,697	7%	473,727	7%	487,133	7%
Certificates of deposit	2,236,197	33%	2,270,184	34%	2,325,655	35%	2,332,571	35%	2,368,118	35%
Customer repurchase agreements	341,893	5%	326,194	5%	293,785	4%	314,441	4%	192,038	3%
Total core funding	5,168,559	77%	5,127,234	77%	5,085,290	77%	5,085,928	76%	4,948,660	74%

Wholesale funding:
Public funds deposits	314,826	5%	327,560	5%	285,621	4%	239,492	4%	316,817	5%
Brokered deposit accounts	408,796	6%	394,644	6%	425,683	6%	569,574	9%	672,263	10%
Other short-term borrowings	468,042	6%	456,959	7%	428,631	7%	374,063	5%	280,885	4%
Long-term borrowings	187,577	3%	186,322	3%	175,006	3%	245,880	4%	285,995	4%
Junior subordinated notes issued to capital trusts	197,537	3%	166,657	2%	179,096	3%	179,162	2%	179,230	3%
Total wholesale funding	1,576,778	23%	1,532,142	23%	1,494,037	23%	1,608,171	24%	1,735,190	26%

Total funding	$ 6,745,337	100%	$ 6,659,376	100%	$ 6,579,327	100%	$ 6,694,099	100%	$6,683,850	100%

We experienced a net increase in our lower cost core funding sources (non-interest bearing deposits, money market and NOW accounts, and savings accounts), and a net decrease in our higher cost core funding sources (certificates of deposit and customer repurchase agreements) from the second quarter of 2007 to the third quarter of 2007.  Our percentage of core funding to total funding has increased from September 30, 2006 to September 30, 2007.  Additionally, the average balance of our non-interest bearing deposits increased from $848.5 million in the second quarter of 2007, to $864.2 million in the third quarter of 2007.

CAPITAL MANAGEMENT

On July 2, 2007, we announced our intent to expand our existing stock repurchase program from 1,000,000 to 2,000,000 shares. As of September 30, 2007, we had repurchased 1,305,467 of our outstanding shares under this program.  The 694,533 shares remaining under our expanded authorization may be repurchased from time to time over a twelve-month period, depending upon market conditions and other factors, in open market or privately negotiated transactions.

At September 30, 2007, our total risk-based capital ratio was 11.83%; Tier 1 capital to risk-weighted assets ratio was 10.31% and Tier 1 capital to average asset ratio was 8.61%, compared to 11.62%, 10.09% and 8.25%, respectively, at June 30, 2007.  The increase in our risk-based capital ratios from the second quarter of 2007 to the third quarter of 2007 was primarily due to the issuance $30.0 million of additional trust preferred securities during the third quarter of 2007.  This was a temporary increase, as during the fourth quarter of 2007, in addition to issuing another $22.5 million of trust preferred securities, we redeemed $61.7 million of trust preferred securities originally issued in the third quarter of 2002.   MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at September 30, 2007.

ASSET LIABILITY MANAGEMENT

Based on simulation modeling which assumes immediate changes in interest rates at September 30, 2007 and December 31, 2006, we believe that our net interest income would change over a one-year period due to changes in interest rates as follows (dollars in thousands):

Immediate	Change in Net Interest Income Over One Year Horizon
Changes in	At September 30, 2007		At December 31, 2006
Levels of	Dollar	Percentage	Dollar	Percentage
Interest Rates	Change	Change	Change	Change
+2.00%	$ 2,775	1.30%	$ 2,237	1.00%
+1.00	1,746	0.82	1,752	0.78
(1.00)	(4,963)	(2.33)	(2,574)	(1.15)
(2.00)	(10,005)	(4.69)	(8,683)	(3.89)

In addition to the simulation assuming an immediate change in interest rates above, we model many other scenarios including those with gradual changes in interest rates over a one-year period to evaluate our interest rate sensitivity.  Based on simulation modeling which assumes gradual changes in interest rates, we believe that our net interest income would change over a one-year period due to changes in interest rates as follows (dollars in thousands):

Gradual	Change in Net Interest Income Over One Year Horizon
Changes in	At September 30, 2007		At December 31, 2006
Levels of	Dollar	Percentage	Dollar	Percentage
Interest Rates	Change	Change	Change	Change
+2.00%	$ 2,359	1.11%	$ 1,589	0.71%
+1.00	1,336	0.63	1,245	0.56
(1.00)	(2,644)	(1.24)	(1,878)	(0.84)
(2.00)	(5,452)	(2.56)	(3,352)	(1.50)

In both the immediate and gradual interest rate sensitivity tables above, changes in net interest income between September 30, 2007 and December 31, 2006 reflect changes in the composition of our interest earning assets and interest bearing liabilities, related interest rates, repricing frequencies, and the fixed or variable characteristics of our interest earning assets and interest bearing liabilities.

We also review our interest rate sensitivity under certain scenarios in which the general shape of the yield curve changes over time.  One such scenario is a gradual reversion to a “Normal Yield Curve,” which we define as a yield curve having the mean historical interest rate value for each time period on the yield curve.  Gradual reversion to the Normal Yield Curve assumes a gradual decrease in interest rates for 3 months and 1 year to 4.02% and 4.25% from 5.23% and 4.90%, respectively, and a gradual rise in long-term interest rates for 15 year and 30 year periods to 5.75% and 5.88% from 5.37% and 5.45%, respectively.  Under this scenario, our net interest income is projected to increase by $7.5 million or 3.48% over a one year period.

The assumptions used in our interest rate sensitivity simulations discussed above are inherently uncertain and, as a result, the simulations cannot precisely measure net interest income or precisely predict the impact of changes in our interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions, management strategies, and customer behavior.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the possibility that the sale of Union Bank will not be completed within the expected time frame, whether due to delays in receipt of regulatory approval for the transaction or the purchaser's inability to obtain all of the financing it needs to enable it to pay the purchase price; (2) the possibility that the loss of future income from Union Bank will have a greater impact on our overall earnings per share than we currently anticipate, whether due to our realizing less income than we expect to realize from the loans we will repurchase from Union Bank prior to closing and on our investments of the Union Bank sale proceeds, or due to unfavorable market conditions or other factors impeding our planned stock repurchase activity; (3) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (4) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (8) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (9) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (10) our ability to access cost-effective funding; (11) changes in financial markets; (12) changes in economic conditions in general and in the Chicago metropolitan area in particular; (13) the costs, effects and outcomes of litigation; (14) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (15) changes in accounting principles, policies or guidelines; (16) our future acquisitions of other depository institutions or lines of business; (17) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (18) the impact of the guidance prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2007, June 30, 2007, March 31, 2007,
December 31, 2006, and September 30, 2006
(Amounts in thousands, except common share data)
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2007	2007	2007	2006	2006

ASSETS
Cash and due from banks	$ 119,961	$ 153,496	$ 96,541	$ 142,207	$ 130,174
Interest bearing deposits with banks	7,582	3,622	4,576	5,086	5,727
Federal funds sold	-	-	45,000	-	36,000
Investment securities available for sale	1,309,424	1,389,076	1,471,229	1,628,348	1,677,863
Trading securities	-	-	-	-	899
Loans held for sale	-	-	-	-	4,850
Loans (net of allowance for loan losses of $61,122 at September 30, 2007,
$59,058 at June 30, 2007, $58,705 at March 31, 2007,
$58,983 at December 31, 2006, and $58,439 at September 30, 2006)	5,321,410	5,130,448	4,981,701	4,912,511	4,794,876
Assets held for sale	353,028	375,149	410,840	393,608	404,067
Lease investments, net	90,670	80,353	71,308	80,258	65,646
Premises and equipment, net	183,506	184,090	196,525	194,618	192,039
Cash surrender value of life insurance	117,900	116,624	115,354	114,134	112,950
Goodwill, net	379,047	379,047	379,047	379,047	379,867
Other intangibles, net	26,223	27,097	27,975	28,856	29,828
Other assets	91,745	82,306	87,691	99,625	126,338

Total assets	$ 8,000,496	$ 7,921,308	$ 7,887,787	$ 7,978,298	$ 7,961,124

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 846,699	$ 879,338	$ 856,106	$ 924,371	$ 856,508
Interest bearing	4,703,589	4,643,906	4,646,703	4,656,182	4,889,194
Total deposits	5,550,288	5,523,244	5,502,809	5,580,553	5,745,702
Short-term borrowings	809,935	783,153	722,416	688,504	472,923
Long-term borrowings	187,577	186,322	175,006	245,880	285,995
Junior subordinated notes issued to capital trusts	197,537	166,657	179,096	179,162	179,230
Liabilities held for sale	321,144	344,643	379,294	361,008	372,469
Accrued expenses and other liabilities	79,112	74,972	72,464	76,239	73,338
Total liabilities	7,145,593	7,078,991	7,031,085	7,131,346	7,129,657

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
37,404,087 , 37,345,661, 37,342,031, 37,332,328 and 37,330,205
shares at September 30, 2007, June 30, 2007, March 31, 2007,
December 31, 2006, and September 30, 2006, respectively)	374	373	373	373	373
Additional paid-in capital	440,655	439,450	439,164	439,502	439,906
Retained earnings	475,208	463,359	448,855	437,353	425,867
Accumulated other comprehensive income	120	(12,028)	(3,690)	(7,602)	(8,699)
Less: 1,809,035, 1,442,588, 818,372, 666,120 and 747,612 shares of treasury stock, at cost, at September 30, 2007, June 30, 2007, March 31, 2007,
December 31, 2006 and September 30, 2006, respectively	(61,454)	(48,837)	(28,000)	(22,674)	(25,980)
Total stockholders' equity	854,903	842,317	856,702	846,952	831,467

Total liabilities and stockholders' equity	$ 8,000,496	$ 7,921,308	$ 7,887,787	$ 7,978,298	$ 7,961,124

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)
	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December, 31	September 30,	September 30,	September 30,
	2007	2007	2007	2006	2006	2007	2006
Interest income:
Loans	$ 101,488	$ 96,793	$ 93,933	$ 94,175	$ 82,777	$ 292,214	$ 216,019
Investment securities available for sale:
Taxable	11,983	13,163	14,348	15,904	13,327	39,494	35,932
Nontaxable	3,586	3,325	3,302	3,191	2,911	10,213	8,064
Federal funds sold	52	67	235	528	41	354	246
Other interest bearing accounts	63	49	50	68	70	162	244
Total interest income	117,172	113,397	111,868	113,866	99,126	342,437	260,505
Interest expense:
Deposits	47,942	46,337	45,453	47,269	38,704	139,732	93,839
Short-term borrowings	9,617	9,390	8,618	6,438	7,580	27,625	21,506
Long-term borrowings and junior subordinated notes	5,530	5,316	5,900	6,223	4,402	16,746	10,917
Total interest expense	63,089	61,043	59,971	59,930	50,686	184,103	126,262
Net interest income	54,083	52,354	51,897	53,936	48,440	158,334	134,243
Provision for loan losses	4,500	3,000	3,813	3,500	4,000	11,313	6,600
Net interest income after provision for loan losses	49,583	49,354	48,084	50,436	44,440	147,021	127,643
Other income:
Loan service fees	1,253	1,388	1,537	1,278	1,101	4,178	4,122
Deposit service fees	6,501	5,624	5,158	5,244	4,963	17,283	14,201
Lease financing, net	3,952	3,744	3,996	3,895	2,832	11,692	9,474
Brokerage fees	2,067	3,216	2,452	2,061	2,559	7,735	7,257
Trust and asset management fees	2,490	2,666	3,190	2,326	1,736	8,346	4,590
Net (loss) gain on sale of investment securities	(114)	(2,077)	(24)	82	(121)	(2,215)	(527)
Increase in cash surrender value of life insurance	1,288	1,269	1,221	1,184	1,012	3,778	2,780
Net gain (loss) on sale of other assets	293	9,059	22	55	(296)	9,374	805
Merchant card processing	4,131	4,045	3,878	3,434	1,820	12,054	3,414
Other operating income	1,398	1,786	1,514	1,807	1,630	4,698	3,838
	23,259	30,720	22,944	21,366	17,236	76,923	49,954
Other expense:
Salaries and employee benefits	27,398	26,813	24,999	26,961	23,435	79,210	61,946
Occupancy and equipment expense	6,928	7,054	7,200	6,733	6,267	21,182	17,729
Computer services expense	1,846	1,857	1,817	1,746	1,627	5,520	4,535
Advertising and marketing expense	1,214	1,444	1,410	1,049	1,265	4,068	3,548
Professional and legal expense	593	656	530	368	713	1,779	1,659
Brokerage fee expense	918	1,403	1,271	1,087	1,405	3,592	3,899
Telecommunication expense	681	689	681	693	659	2,051	1,924
Other intangibles amortization expense	874	878	881	972	523	2,633	999
Merchant card processing	3,487	3,474	3,270	3,045	1,689	10,231	3,165
Other operating expenses	4,888	7,805	4,747	4,676	4,317	17,440	12,340
	48,827	52,073	46,806	47,330	41,900	147,706	111,744
Income before income taxes	24,015	28,001	24,222	24,472	19,776	76,238	65,853
Income taxes	6,709	8,394	7,043	7,331	6,058	22,146	19,938
Income from continuing operations	$ 17,306	$ 19,607	17,179	$ 17,141	$ 13,718	$ 54,092	$ 45,915
Discontinued operations
Income from discontinued operations before income taxes	1,499	1,803	1,429	1,442	1,567	4,731	4,771
Income taxes	500	369	487	495	544	1,356	1,660
Income from discontinued operations	999	1,434	942	947	1,023	3,375	3,111
Net income	$ 18,305	$ 21,041	$ 18,121	$ 18,088	$ 14,741	$ 57,467	$ 49,026
Common share data:
Basic earnings per common share from continuing operations	$ 0.48	$ 0.54	$ 0.47	$ 0.47	$ 0.44	$ 1.49	$ 1.57
Basic earnings per common share from discontinued operations	$ 0.03	$ 0.04	$ 0.02	$ 0.02	$ 0.03	$ 0.09	$ 0.10
Basic earnings per common share	$ 0.51	$ 0.58	$ 0.49	$ 0.49	$ 0.47	$ 1.59	$ 1.67
Diluted earnings per common share from continuing operations	$ 0.48	$ 0.53	$ 0.46	$ 0.46	$ 0.43	$ 1.47	$ 1.54
Diluted earnings per common share from discontinued operations	$ 0.03	$ 0.04	$ 0.03	$ 0.03	$ 0.03	$ 0.09	$ 0.10
Diluted earnings per common share	$ 0.51	$ 0.57	$ 0.49	$ 0.49	$ 0.46	$ 1.56	$ 1.64
Weighted average common shares outstanding	35,733,165	36,239,731	36,630,323	36,583,607	31,529,245	36,197,787	29,328,102
Diluted weighted average common shares outstanding	36,213,532	36,744,473	37,180,928	37,156,887	32,055,721	36,731,126	29,842,456

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL DATA
(Amounts in thousands, except common share data)
(Unaudited)
	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December, 31	September 30,	September 30,	September 30,
	2007	2007	2007	2006	2006	2007	2006

Performance Ratios (continuing operations):
Annualized return on average assets	0.86%	1.00%	0.88%	0.86%	0.79%	0.91%	1.00%
Annualized return on average equity	8.10	9.25	8.18	8.08	8.47	8.51	11.06
Annualized return on average tangible equity (1)	15.72	17.87	15.85	15.94	13.67	16.48	16.07
Net interest rate spread	2.81	2.79	2.80	2.85	2.96	2.80	3.11
Efficiency ratio (2)	61.47	59.86	60.98	61.47	62.18	60.74	59.08

Net interest margin	3.22	3.20	3.21	3.26	3.34	3.21	3.46
Tax equivalent effect	0.12	0.11	0.12	0.11	0.11	0.12	0.12
Net interest margin – fully tax equivalent basis (3)	3.34	3.31	3.33	3.37	3.45	3.33	3.58

Performance Ratios (total):
Annualized return on average assets	0.91%	1.07%	0.93%	0.91%	0.85%	0.97%	1.06%
Annualized return on average equity	8.57	9.93	8.63	8.53	9.10	9.04	11.81
Annualized return on average tangible equity (1)	16.60	19.14	16.69	16.79	14.67	17.47	17.14
Net interest rate spread	2.81	2.80	2.82	2.85	2.97	2.81	3.10
Efficiency ratio (2)	61.29	59.44	60.71	61.33	61.87	60.44	58.92

Net interest margin	3.24	3.22	3.24	3.26	3.35	3.23	3.47
Tax equivalent effect	0.12	0.12	0.11	0.11	0.10	0.12	0.11
Net interest margin – fully tax equivalent basis (3)	3.36	3.34	3.35	3.37	3.45	3.35	3.58

Asset Quality Ratios:
Non-performing loans to total loans	0.44%	0.42%	0.46%	0.43%	0.41%	0.44%	0.41%
Non-performing assets to total assets	0.31	0.28	0.30	0.31	0.25	0.31	0.25
Allowance for loan losses to total loans	1.14	1.14	1.16	1.19	1.20	1.14	1.20
Allowance for loan losses to non-performing loans	255.73	270.92	252.80	274.75	293.49	255.73	293.49
Net loan charge-offs to average loans (annualized)	0.18	0.21	0.33	0.24	0.46	0.24	0.24

Capital Ratios:
Tangible equity to assets (4)	6.03%	5.92%	6.13%	5.93%	5.72%	6.03%	5.72%
Equity to total assets	10.69	10.63	10.86	10.62	10.44	10.69	10.44
Book value per share (5)	24.02	23.46	23.46	23.10	22.73	24.02	22.73
Less: goodwill and other intangible assets, net of
tax benefit, per common share	11.13	11.05	10.88	10.85	10.91	11.13	10.91
Tangible book value per share (6)	12.89	12.41	12.58	12.25	11.82	12.89	11.82

Total capital (to risk–weighted assets)	11.83%	11.62%	11.89%	11.80%	11.72%	11.83%	11.72%
Tier 1 capital (to risk-weighted assets)	10.31	10.09	10.58	10.49	10.39	10.31	10.39
Tier 1 capital (to average assets)	8.61	8.25	8.50	8.39	9.51	8.61	9.51

(1)
Net cash flow available to stockholders (net income or net income on continuing operations, as appropriate, plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include net income and fully diluted earnings per share excluding certain items, net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share, and annualized cash return on average tangible equity.  Our management uses these non-GAAP measures in its analysis of our performance.  The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes.  The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity.  Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

Stockholders’ equity – as reported	$ 854,903	$ 842,317	$ 856,702	$ 846,952	$ 831,467
Less: goodwill	379,047	379,047	379,047	379,047	379,867
Less: other intangible assets, net of tax benefit	17,045	17,613	18,184	18,756	19,388
Tangible equity	$ 458,811	$ 445,657	$ 459,471	$ 449,149	$ 432,212

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):
	Three months ended					Nine months ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	September 30, 2007	September 30, 2006

Average Stockholders’ equity – as reported	$ 847,326	$ 849,816	$ 851,785	$ 841,353	$ 642,651	$ 849,626	$ 554,856
Less: average goodwill	379,047	379,047	379,047	379,957	222,448	379,047	157,904
Less: average other intangible assets, net of tax benefit	17,245	17,805	18,396	19,113	12,310	17,812	9,471
Average tangible equity	$ 451,034	$ 452,964	$ 454,342	$ 442,283	$ 407,893	$ 452,767	$ 387,481

The following table presents a reconciliation of net cash flow available to stockholders to net income from continuing operations (in thousands):
	Three months ended					Nine months ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	September 30, 2007	September 30, 2006

Net income – as reported	$ 17,306	$ 19,607	$ 17,179	$ 17,141	$ 13,718	$ 54,092	$ 45,915
Add: other intangible amortization expense, net of tax benefit	568	571	573	632	340	1,711	649
Net cash flow available to stockholders	$ 17,874	$ 20,178	$ 17,752	$ 17,773	$ 14,058	$ 55,803	$ 46,564

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):
	Three months ended					Nine months ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	September 30, 2007	September 30, 2006

Net income – as reported	$ 18,305	$ 21,041	$ 18,121	$ 18,088	$ 14,741	$ 57,467	$ 49,026
Add: other intangible amortization expense, net of tax benefit	568	571	573	632	340	1,711	649
Net cash flow available to stockholders	$ 18,873	$ 21,612	$ 18,694	$ 18,720	$ 15,081	$ 59,178	$ 49,675

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.”  A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):
	Three Months Ended September 30,						Three Months Ended June 30,
	2007			2006			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,177,597	$ 23,528	7.82%	$ 917,460	$ 18,758	8.00%	$ 1,140,869	$ 22,635	7.85%
Commercial – nontaxable (3)	7,362	140	7.44	4,056	72	6.95	7,693	142	7.30
Commercial loans collateralized by assignment of lease payments	435,777	7,577	6.95	327,048	5,450	6.67	402,079	6,984	6.95
Real estate commercial (6)	1,893,883	34,924	7.22	1,595,465	29,504	7.24	1,809,011	33,159	7.25
Real estate construction	867,641	18,793	8.48	694,077	15,596	8.79	854,090	18,426	8.53
Total commercial related credits	4,382,260	84,962	7.59	3,538,106	69,380	7.67	4,213,742	81,346	7.64
Other loans
Real estate residential (6)	357,839	5,430	6.07	270,647	4,085	6.04	350,842	5,330	6.08
Home equity	345,887	6,604	7.57	283,882	5,685	7.95	356,205	6,783	7.64
Indirect	136,911	3,541	10.26	171,686	3,085	7.13	125,848	2,373	7.56
Consumer loans	52,479	999	7.55	32,432	567	6.94	53,185	1,011	7.62
Total other loans	893,116	16,574	7.36	758,647	13,422	7.02	886,080	15,497	7.05

Total loans	5,275,376	101,536	7.64	4,296,753	82,802	7.65	5,099,822	96,843	7.62

Taxable investment securities	983,795	11,983	4.87	1,137,303	13,327	4.69	1,088,104	13,163	4.84
Investments securities exempt from federal income taxes (3)	385,582	5,517	5.60	315,403	4,478	5.56	358,761	5,115	5.64
Federal funds sold	4,214	52	4.83	3,051	41	5.26	5,099	67	5.20
Other interest bearing deposits	4,848	63	5.16	5,744	70	4.83	6,245	49	3.15
Total interest earning assets	6,653,815	119,151	7.10	5,758,254	100,718	6.94	6,558,031	115,237	7.05
Assets held for sale	360,785			395,635			399,584
Non-interest earning assets	940,049			693,604			931,340
Total assets	$ 7,954,649			$ 6,847,493			$ 7,888,955

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	1,297,887	10,930	3.34	808,025	5,046	2.48	1,181,417	9,293	3.16
Savings accounts	417,341	763	0.73	451,963	776	0.68	438,093	813	0.74
Certificates of deposit	2,243,190	27,106	4.79	1,839,366	20,450	4.41	2,295,965	27,588	4.82
Customer repos	316,275	3,051	3.83	172,946	1,302	2.99	298,323	2,868	3.86
Total core funding	4,274,693	41,850	3.88	3,272,300	27,574	3.34	4,213,798	40,562	3.86

Wholesale funding:
Public funds	298,215	3,952	5.26	216,137	2,693	4.94	293,026	3,820	5.23
Brokered accounts (includes fee expense)	400,479	5,191	5.14	786,421	9,739	4.91	391,427	4,823	4.94
Other short-term borrowings	500,383	6,566	5.21	465,507	6,278	5.35	495,660	6,522	5.28
Long-term borrowings	356,130	5,530	6.08	314,806	4,402	5.47	353,081	5,316	5.96
Total wholesale funding	1,555,207	21,239	5.42	1,782,871	23,112	5.14	1,533,194	20,481	5.36
Total interest bearing liabilities	$ 5,829,900	63,089	4.29	$ 5,055,171	50,686	3.98	$ 5,746,992	61,043	4.26
Non-interest bearing deposits	864,165			718,009			848,459
Liabilities held for sale	329,540			365,140			368,892
Other non-interest bearing liabilities	83,718			66,522			74,796
Stockholders’ equity	847,326			642,651			849,816
Total liabilities and stockholders’ equity	$ 7,954,649			$ 6,847,493			$ 7,888,955
Net interest income/interest rate spread (4)		$ 56,062	2.81%		$ 50,032	2.96%		$ 54,194	2.79%
Taxable equivalent adjustment		1,979			1,592			1,840
Net interest income, as reported		$ 54,083			$ 48,440			$ 52,354
Net interest margin (5)			3.22%			3.34%			3.20%
Tax equivalent effect			0.12%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.34%			3.45%			3.31%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.7 million, $1.5 million and $1.8 million for the three months ended September 30, 2007, September 30, 2006, and June 30, 2007, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.
(6)
During the third quarter of 2007, multifamily residential real estate loans were reclassified from residential real estate loans to real estate commercial loans.  Prior periods have been reclassified to conform to the current period’s presentation.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):
	Nine Months Ended September 30,
	2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,117,051	$ 66,569	7.86%	$ 845,366	$ 50,517	7.88%
Commercial – nontaxable (3)	10,046	618	8.11	3,675	189	6.78
Commercial loans collateralized by assignment of lease payments	408,466	21,174	6.91	293,423	14,633	6.65
Real estate commercial (6)	1,838,509	101,027	7.25	1,500,965	81,001	7.12
Real estate construction	858,364	55,405	8.51	615,896	40,392	8.65
Total commercial related credits	4,232,436	244,793	7.63	3,259,325	186,732	7.55
Other loans
Real estate residential (6)	353,472	16,054	6.06	237,578	10,923	6.13
Home equity	357,509	20,431	7.64	242,419	14,152	7.81
Indirect	125,775	8,128	8.64	57,889	3,085	7.13
Consumer loans	53,525	3,024	7.55	25,899	1,193	6.16
Total other loans	890,281	47,637	7.15	563,785	29,353	6.96

Total loans	5,122,717	292,430	7.63	3,823,110	216,085	7.56

Taxable investment securities	1,084,482	39,494	4.86	1,051,483	35,932	4.56
Investments securities exempt from federal income taxes (3)	368,213	15,712	5.63	294,265	12,406	5.56
Federal funds sold	9,055	354	5.16	6,878	246	4.72
Other interest bearing deposits	5,885	162	3.68	8,192	244	3.98
Total interest earning assets	6,590,352	348,152	7.06	5,183,928	264,913	6.83
Assets held for sale	382,663			391,362
Non-interest bearing assets	935,046			588,343
Total assets	$ 7,908,061			$ 6,163,633

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	1,184,019	27,953	3.16	687,837	11,089	2.16
Savings accounts	438,028	2,440	0.74	450,187	2,370	0.70
Certificates of deposit	2,287,991	82,276	4.81	1,580,516	48,750	4.12
Customer repos	307,910	8,812	3.83	154,529	3,428	2.97
Total core funding	4,217,948	121,481	3.85	2,873,069	65,637	3.05

Wholesale funding:
Public funds	283,045	11,092	5.24	167,493	5,813	4.64
Brokered accounts (includes fee expense)	426,792	15,971	5.00	742,014	25,817	4.65
Other short-term borrowings	477,458	18,813	5.27	501,726	18,078	4.82
Long-term borrowings	367,855	16,746	6.00	247,933	10,917	5.81
Total wholesale funding	1,555,150	62,622	5.38	1,659,166	60,625	4.89

Total interest bearing liabilities	$ 5,773,098	184,103	4.26	$ 4,532,235	126,262	3.72
Non-interest bearing deposits	857,274			652,214
Liabilities held for sale	351,479			361,807
Other non-interest bearing liabilities	76,584			62,521
Stockholders’ equity	849,626			554,856
Total liabilities and stockholders’ equity	$ 7,908,061			$ 6,163,633
Net interest income/interest rate spread (4)		$ 164,049	2.80%		$ 138,651	3.11%
Taxable equivalent adjustment		5,715			4,408
Net interest income, as reported		$ 158,334			$ 134,243
Net interest margin (5)			3.21%			3.46%
Tax equivalent effect			0.12%			0.12%
Net interest margin on a fully tax equivalent basis (5)			3.33%			3.58%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $5.2 million and $4.9 million for the nine months ended September 30, 2007, and September 30, 2006, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as percentage of average interest earning assets.
(6)
During the third quarter of 2007, multifamily residential real estate loans were reclassified from residential real estate loans to real estate commercial loans.  Prior periods have been reclassified to conform to the current period’s presentation.